Exhibit 99.2

ESB FINANCIAL CORPORATION	REVOCABLE PROXY

This proxy is solicited on behalf of the Board of Directors of ESB Financial Corporation (“ESB” or the “Company”) for use only at the Special Meeting of Shareholders to be held on                      , 2015 and at any adjournment thereof.

The undersigned hereby appoints the Board of Directors of the Company, or any successors thereto, as proxies, with full powers of substitution, to vote the shares of the undersigned at the Special Meeting of Shareholders of the Company to be held at the Connoquenessing Country Club located at 1512 Mercer Road, Ellwood City, Pennsylvania, on      day,                      , 2015, at     :00     .m., Eastern time, or at any adjournment thereof, with all the powers that the undersigned would possess if personally present, as indicated below.

1.	Proposal to adopt the Agreement and Plan of Merger, dated as of October 29, 2014, by and between Wesbanco, Inc. (“WesBanco”) a West Virginia corporation, Wesbanco Bank, Inc. a West Virginia banking corporation and a wholly owned subsidiary of WesBanco, ESB, and ESB Bank, a Pennsylvania state-chartered stock savings bank and a wholly owned subsidiary of ESB (the “Merger Agreement”), which provide for, among other things, the merger of ESB with and into WesBanco (the “Merger”).

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Proposal to approve, in a non-binding advisory vote, the compensation payable to the named executive officers of ESB in connection with the Merger.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Proposal to approve the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote with respect to matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

The Board of Directors recommends that you vote FOR adoption of the Merger Agreement, FOR approval, in a non-binding advisory vote, of the compensation payable to the named executive officers in connection with the Merger and FOR the adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of the adoption of the Merger Agreement. You are encouraged to specify your choices by marking the appropriate boxes above; however, you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. This proxy may be revoked at any time before it is exercised.

Shares of Common Stock of the Company will be voted as specified. If you return a signed proxy but no specification is made, shares will be voted FOR adoption of the Merger Agreement, FOR approval, in a non-binding advisory vote, of the compensation payable to the named executive officers in connection with the Merger and FOR the adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of the adoption of the Merger Agreement, and otherwise at the discretion of the proxies.

Please be sure to sign and date this proxy in the box below.

Date:

Sign above

The above hereby acknowledges receipt of the Notice of Special Meeting of Shareholders of the Company called for                      , 2015 and a copy of the Joint Proxy Statement/Prospectus for the Special Meeting.

Please sign exactly as your name(s) appear(s) on this proxy. Only one signature is required in case of a joint account. When signing in a representative capacity, please give title.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS CARD USING THE ENCLOSED ENVELOPE.